Exhibit 5.1

McCarthy Tétrault LLP Suite 5300, TD Bank Tower Box 48, 66 Wellington Street West Toronto (Ontario) M5K 1E6 Canada Tel: 416-362-1812 Fax: 416-868-0673

January 19, 2024

Aptose Biosciences Inc.

251 Consumers Road, Suite 1105

Toronto, Ontario, M2J 4R3

Dear Sir/Mesdames:

We have acted as Canadian counsel to Aptose Biosciences Inc. (the “Company”) in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), of the Company’s Registration Statement on Form S-1 dated January 19, 2024, as amended to the date hereof (the “Registration Statement”), relating to the issuance and sale by the Company of: (i) 2,941,176 common shares of the Company (the “Offered Shares”), (ii) 2,941,176 warrants (the “Warrants”) to purchase 2,941,176 common shares (the “Warrant Shares”) and, (iii) 2,941,176 pre-funded warrants (the “Pre-Funded Warrants”) to purchase common shares (the “Pre-Funded Warrant Shares”) pursuant to the terms and subject to the conditions of an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and Newbridge Securities Corporation as representative of a syndicate of underwriters (the “Underwriters”).

The Company has agreed to grant an over-allotment option to the Underwriters to purchase (i) up to an additional 441,176 Offered Shares (the “Over Allotment Shares”) and/or (ii) 441,176 Warrants (the “Over-Allotment Warrants”) to purchase up to an additional 441,176 Offered Shares (“Over-Allotment Warrant Shares”), representing 15% of the securities sold in the offering.

Pursuant to the Underwriting Agreement the Company will agree to issue to the Underwriters, as partial compensation for their services, up to 236,765 common share purchase warrants (assuming the exercise of the over-allotment option) (“Underwriter Warrant”) to purchase up to 236,765 common shares (assuming the exercise of the over-allotment option) (the “Underwriter Warrant Shares”), representing 7.0% of the Offered Shares, Pre-Funded Warrants and/or Warrants sold in the offering. Each Underwriter Warrant will entitle the holder to purchase one Underwriter Warrant Share at an exercise price equal to 125% of the price at which the Offered Share, Pre-Funded Warrants and/or Warrants are sold to the Underwriter.

The Offered Shares, Warrants, Warrant Shares, Pre-Funded Warrants, Pre-Funded Warrant Shares, Over-Allotment Shares, Over-Allotment Warrants, Over-Allotment Warrant Shares, Underwriter Warrants and Underwriter Warrant Shares are collectively referred to herein as the “Offered Securities”.

Scope of Review, Assumptions and Qualifications

As counsel, we have made such investigations and examined the originals, or duplicate, certified, conformed, facsimiled or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion, including:

(a)	the Registration Statement, including the prospectus contained therein;

(b)	the Underwriting Agreement;

(c)	the form of Warrants filed as an exhibit to the Registration Statement;

(d)	the form of Pre-Funded Warrants filed as an exhibit to the Registration Statement;

(e)	the form of Underwriter Warrant filed as an exhibit to the Registration Statement;

(f)	the articles and by-laws of the Company;

(g)	a certificate of compliance dated December 11, 2023 issued in respect of the Company pursuant to the Canada Business Corporations Act (the “Certificate of Compliance”); and

(h)	a certificate of Fletcher Payne, the Senior Vice President, Chief Financial Officer and Secretary of the Company, as to certain factual matters dated the date hereof.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers, or other representatives of the Company, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. In making our examination of executed documents or documents which may be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that such documents constitute or will constitute valid and binding obligations of the parties thereto. We have also assumed that the Certificate of Compliance will continue to be accurate as at the date of issuance of any Offered Securities.

In connection with our opinions expressed below, we have assumed that, at or prior to the time of the delivery of any such Offered Securities, the authorization to issue the Offered Securities pursuant to the Underwriting Agreement will not have been modified or rescinded by the board of directors of the Company and there will not have occurred any change in law affecting the validity or enforceability of such issuance of Offered Securities. We have also assumed that neither the issuance and delivery of the Offered Securities, nor the compliance by the Company with the terms of the Underwriting Agreement, will violate any applicable federal, provincial or state law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

The opinions expressed herein are limited to the federal laws of Canada applicable therein (the “Applicable Law”).

Opinion

Based upon and subject to the foregoing, we are of the opinion that:

1.

The Offered Shares and Over-Allotment Shares, when issued, sold and delivered in the manner and for the consideration stated in the Underwriting Agreement, and upon payment of the consideration provided therein to the Company, will be validly issued as fully paid and non-assessable common shares of the Company.

2.

The Warrant Shares and the Over-Allotment Warrant Shares, when issued and delivered upon exercise of the Warrants in accordance with their terms, and upon payment of the exercise price thereof, will be validly issued as fully paid and non-assessable common shares of the Company.

3.

The Pre-Funded Warrant Shares, when issued and delivered upon exercise of the Pre-Funded Warrants in accordance with their terms, and upon payment of the exercise price thereof, will be validly issued as fully paid and non-assessable common shares of the Company

4.

The Underwriter Warrant Shares, when issued and delivered upon exercise of the Underwriter Warrants in accordance with their terms, and upon payment of the exercise price thereof, will be validly issued as fully paid and non-assessable common shares of the Company

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or the rules and regulations promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in Applicable Law.

Yours truly,

(s) McCarthy Tétrault LLP